Exhibit 99.1

Industrial Services of America, Inc.
Announces Key Strategic Steps

LOUISVILLE, KY (March 2, 2016) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities and buys, dismantles and sells used auto parts, today announced the closing of a new two-year revolving line of credit of up to $6 million. This is the most recent step in a series of actions focused on improving the Company’s balance sheet in preparation of exploring various initiatives. Additionally, the Company has formed a special committee of independent board members to participate in the evaluation of growth and strategic options.

On February 29, 2016, the Company entered into a Loan and Security Agreement with MidCap Business Credit, LLC (“MidCap”). The loan is secured by substantially all of the assets of the Company. Proceeds from this loan were used to pay transaction expenses and to pay off and close the remaining balance on the Company’s existing revolving line of credit with Wells Fargo Bank, which was set to expire on March 15, 2016.

Todd Phillips, ISA’s Chief Financial Officer commented, “We are excited to have MidCap as our new financial partner. This revolving facility will provide the Company with working capital. At closing of this transaction, ISA had less than $0.5 million of debt outstanding.”

Previously, the Company announced various other strategic steps to address the extremely challenging scrap metal market and the Company’s related liquidity challenges. From January 1, 2014 to the present, the Company paid down approximately $16 million of debt through a variety of transactions.

Sean Garber, President of ISA noted, “These are extraordinarily challenging times for the Scrap and the recycling industry as a whole.  ISA has certainly felt the impact from these unprecedented markets.  We continue to focus on costs and margin improvements while working to address the pressure on reduced volumes due to low commodity prices.”

Mr. Garber added, “The entire ISA team has worked tirelessly to utilize all the company’s resources to properly position ISA towards the future.  We are all very excited in laying the ground work in order to explore growth opportunities outside the cyclical recycling industry.”

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys, dismantles and sells used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for metal recycling, competitive pressures in metal recycling markets, competitive pressures in the used auto parts market, availability of acquisition targets on terms and conditions satisfactory to the Company and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.